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                                                                     EXHIBIT 2.2

                                  AMENDMENT TO
                            STOCK PURCHASE AGREEMENT

     AMENDMENT dated as of June 2, 1998 (the "AMENDMENT") to the Stock Purchase Agreement dated as of April 17, 1998 (as previously amended, the "AGREEMENT") among MEPC PLC, an English company, MEPC NORTH AMERICAN PROPERTIES LIMITED, an English company, U.K.-AMERICAN HOLDINGS LIMITED, a company organized under the laws of Jersey (collectively, "SELLERS"), GGP LIMITED PARTNERSHIP, a Delaware limited partnership ("GGPLP") and GGP HOLDING, INC., a Delaware corporation ("GGP HOLDING" and, together with GGPLP, "BUYERS").

     WHEREAS, GGPLP has assigned its rights under the Agreement to GGP Holding and GGP Holding has assumed the obligations of GGPLP under the Agreement, subject to Section 13.04 of the Agreement;

     WHEREAS, pursuant to Section 13.02 of the Agreement, any provision of the Agreement may be amended by a written instrument signed by each party; and

     WHEREAS, the Sellers and Buyers desire to enter into this Amendment to effect certain changes to the Agreement;

     NOW, THEREFORE, in consideration of the mutual agreements contained in this Amendment and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Sellers and Buyers hereby agree as follows:

     1. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Agreement.

     2. Amendment to Defined Term "Parent Notes". The defined term "Parent Notes" in Article 1 is hereby amended and restated as follows: "'PARENT NOTES' means the notes of one or more members of the Company Group payable to Parent or its Subsidiaries (other than members of the Company Group), evidencing the Parent Receivables."

     3. Amendment to Defined Term "Parent Receivables". The defined term "Parent Receivables" in Article 1 is hereby amended and restated as follows:
"'PARENT RECEIVABLES' means the combined obligations of the Company Group owed to Parent or its Subsidiaries (other than members of the Company Group), including principal and accrued interest, as of the Closing Date after giving effect to the Restructuring; provided that Parent Receivables shall not include the obligations evidenced by the promissory note dated as of June 1, 1998 of MEPC American Holdings Inc. in the aggregate principal amount of $25,000,000 and payable to Parent."

     4.  Amendments to Section 2.03 of the Agreement. Section 2.03 of the

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Agreement is hereby amended by replacing the words "May 31, 1998" with the words
"June 2, 1998".

     5. Amendment to Section 2.04(a) of the Agreement. Section 2.04(a) of the Agreement is hereby amended by inserting at the end of paragraph (a) the following sentence: "The Closing Balance Sheet shall include a liability for the amount of tenant improvement costs arising from the Claim Jumper lease at Northridge Fashion Center in excess of the amount previously credited to Buyer at Closing."

     6. Construction Completion Amount. The parties agree that for purposes of Section 2.07 of the Agreement, the sum of the final Construction Completion Amount and the cost to complete the remaining site work for Pacific Theatres at Valley Plaza shall be $10,500,000.

     7. Allocation of Purchase Price. The parties agree that the Preliminary Purchase Price shall be allocated among the Notes and Shares as set forth on
Schedule 4 hereto, and the Purchase Price shall be allocated on a basis consistent with such allocation.

     8. Amendment to Section 3.05(c). Section 3.05(c) of the Agreement is hereby amended and restated as follows:

     "Each of the Parent Notes and the Finance Notes are duly authorized and validly issued and constitute a valid and binding obligation of each of the Persons issuing such Note. The Parent Notes are owned by Parent and/or its Subsidiaries (other than members of the Company Group) free and clear of any Encumbrance and, in the event of a Note Election, Parent will transfer and deliver (and/or cause to be transferred and delivered) to Buyer at the Closing valid title to the Parent Notes free and clear of any Encumbrance other than any Encumbrance arising as a result of actions of Buyer. The Finance Notes are owned by MEPC Finance free and clear of any Encumbrance and, in the event of a Note Election, Parent will cause MEPC Finance to transfer and deliver to Buyer at the Closing valid title to the Finance Notes free and clear of any Encumbrance other than any Encumbrance arising as a result of actions of Buyer."

     9. Amendment to Section 3.06(a). The first sentence of Section 3.06(a) of the Agreement is hereby amended by inserting ", limited liability company" after "corporation" and before "or partnership", and the second sentence of
Section 3.06(a) of the Agreement is hereby amended by inserting the word "limited liability company" after "each" and before "corporate".

     10.  Amendment to the Second Paragraph of Section 5.07 of the Agreement.
Section 5.07 of the Agreement is hereby amended by deleting in its entirety the second paragraph of Section 5.07 and replacing it with the following:

     "If, prior to Closing, the Sellers receive any such estoppel certificates, the Sellers




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     shall promptly deliver a copy of such estoppel certificates to Buyer.  If the facts set forth in any estoppel certificate delivered to Buyer prior to Closing (by the Sellers or directly by a tenant) differ from those set forth in the Sellers' representations and warranties as set forth in this Agreement, then, after the Closing, the Sellers' representations and warranties shall be deemed amended to conform to the facts stated in such estoppel certificate."

     11. Amendment to Section 5.08. The last sentence of Section 5.08 is hereby amended by adding at the end thereof the following proviso: "provided that Sellers shall reimburse Buyer for $12,700.00 of the survey costs incurred by Buyer."

     12.  Amendment to Section 8.03(a).  The proviso to the first sentence of
Section 8.03(a) and the second sentence of Section 8.03(a) are hereby amended and restated as follows:

     "provided that the Sellers acknowledge that Buyer or its assignee's election to be taxed as a REIT pursuant to Subchapter M of the Code, and the Companies and the Company Subsidiaries' treatment as Qualified REIT Subsidiaries (collectively, the "REIT ELECTION"), shall not be such an action, or omission to act, which results in an increased Tax liability or reduction of any Tax Asset of a Pre-Closing Period. Buyer agrees that the Sellers will have no liability for any Tax resulting from any action or omission to act, referred to in the preceding sentence (after giving effect to the proviso contained therein), of any Company, Company Subsidiary, Buyer or any Affiliate of Buyer on the Closing Date, and agrees to indemnify and hold harmless the Sellers and their Affiliates against any such liability or reduction resulting from any such action or omission to act."

     13. Amendment to Section 8.05(b). The following shall be inserted at the end of Section 8.05(b): "It is understood that, except as otherwise agreed between the parties, all transactions occurring (or deemed to occur for federal income tax purposes, including, by way of example and not of limitation, if Buyer or its assignee makes a REIT Election) on the Closing Date shall be reported on the Companies' Federal income tax return for the Tax Period ending on the Closing Date."

     14. Amendment to Section 8.06. The first sentence of Section 8.06 is hereby amended by (i) deleting the phrase ", effective for any Post-Closing Tax Period," and (ii) inserting after the words "Closing Date" in clause (ii) of the proviso the following: "(it being agreed that the REIT Election is not such a transaction)".

     15. Amendment to Certain Schedules. Schedules 3.04, 3.06(a)(i), 3.09, 3.10(a), 3.11(b), 3.19 and 11.02(b) of the Agreement are hereby replaced in their entirety by Schedules 3.04, 3.06(a)(i), 3.09, 3.10(a), 3.11(b), 3.19 and
11.02(b) attached hereto. Schedules 3.11(a)(viii) and 3.12 of the Agreement are hereby supplemented by Schedules




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3.11(a)(viii) and 3.12 attached hereto.

     16. Effect of Amendment. Except as amended hereby, the Agreement shall remain unchanged, and the Agreement as amended hereby shall remain in full force and effect.

     17. Counterparts; Effectiveness. This Amendment may be signed in any number of counterparts; the signatures on each counterpart shall be deemed to be on the same instrument; each of such counterparts shall be deemed to be an original; all of such counterparts shall be deemed to be a single instrument; and signatures on any counterpart delivered by facsimile transmission shall have the same effect as the original signatures. This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

     18. Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such State which might cause the laws of any other jurisdiction to govern this Agreement.











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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

                               SELLERS:

                               MEPC PLC


                               By: /s/ Stephen East
                                   Name:  Stephen East
                                   Title: Director of Corporate Finance


                               MEPC NORTH AMERICAN PROPERTIES LIMITED


                               By: /s/ Stephen East
                                   Name:  Stephen East
                                   Title: Director


                               U.K.-AMERICAN HOLDINGS LIMITED


                               By: /s/ Stephen East
                                   Name:  Stephen East
                                   Title: Director

                           BUYERS:

                           GGP LIMITED PARTNERSHIP

                               By: GENERAL GROWTH PROPERTIES,  INC.,
                                   its General Partner


                                   By: /s/ Joel Bayer
                                       Name:  Joel Bayer
                                       Title: Senior Vice President-Acquisitions


                           GGP HOLDING, INC.


                           By: /s/ Joel Bayer
                               Name:  Joel Bayer
                               Title: Senior Vice President-Acquisitions





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